EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Regency Centers Corporation,
and
The Board of Directors of Regency Centers Corporation as the general partner of Regency Centers, L.P.
We consent to the use of our reports dated February 20, 2015, with respect to the consolidated balance sheets of Regency Centers Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference. We also consent to the use of our reports dated February 20, 2015, with respect to the consolidated balance sheets of Regency Centers, L.P. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.
Our reports dated February 20, 2015 refer to a change in the method of reporting discontinued operations in 2014.
/s/ KPMG LLP
Jacksonville, Florida
March 25, 2015
Certified Public Accountants